EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER


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                          AGREEMENT AND PLAN OF MERGER
                                     MERGING
                                 AUTOVENU, INC.
                                      INTO
                          CROSSNET COMMUNICATIONS, INC.


AGREEMENT AND PLAN OF MERGER entered into this 11th day of April, 2002, by and between Crossnet Communications, Inc., a Colorado corporation, and Autovenu, Inc., a Delaware corporation, pursuant to section 7-111-104 of the Colorado Revised Statutes and section 253 of the Delaware General Corporation Law.

FIRST: Crossnet Communications, Inc., a corporation organized and existing existing under the laws of the State of Colorado (hereinafter sometimes referred to as the "Parent Corporation"), and Autovenu, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the "Subsidiary Company"), agree that the Subsidiary Company shall be merged, pursuant to section 7-111-104 of the Colorado Revised Statutes, into the Parent Corporation. The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in this Agreement and Plan of Merger.

SECOND: The Parent Corporation shall survive the merger and shall continue under the name of Crossnet Communications, Inc., a corporation organized and existing under the laws of the State of Colorado (hereinafter sometimes referred to as the "Surviving Corporation").

THIRD: No amendment is made to the Articles of Incorporation of the Surviving Corporation as part of the merger.

FOURTH: The Parent Corporation owns all of the outstanding capital stock of the Subsidiary Corporation.

FIFTH: All of the capital stock in the Subsidiary Corporation owned by the Parent Corporation on the date of the merger shall be cancelled without consideration on the effective date of the merger.

SIXTH: The principal office of the Subsidiary Corporation is located at 14500 North Northsight Blvd., Suite 213, Scottsdale, Arizona 85260.

SEVENTH: The location of the principal office of the Parent Corporation and the Surviving Corporation is 14500 North Northsight Blvd., Suite 213, Scottsdale, Arizona 85260, and the name and address of a resident agent of said Surviving Corporation in Colorado, service of process upon whom shall bind such Corporation in any action, suit or proceeding pending at the time of filing of the Articles of Merger or thereafter



                     Plan of Merger Merging Autovenu, Inc.
            into Crossnet Communications, Inc. dated April 11, 2002
                                  Page 1 of 2



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          instituted or filed against it, is Fay Matsukage,  455 Sherman Street,
          Suite 300, Denver, Colorado 80203.

EIGHTH: The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Subsidiary Corporation, as well as for enforcement of any obligations of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholder, and it does hereby irrevocably appoint the Secretary of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State is Fay Matsukage, 455 Sherman Street, Suite 300, Denver, Colorado 80203.

NINTH:   Pursuant to  section 7-111-104  of the Colorado Revised  Statutes,  the
          Agreement and Plan of Merger was duly approved by unanimous consent of the board of directors of the Parent Corporation on April 11, 2002, and thus the merger was authorized and approved by the Parent Corporation in the manner and by the vote required by the laws of the State of Colorado. Pursuant to section 7-111-103(7), approval of the shareholders of the Parent Corporation was not required. Pursuant to section 253 of the Delaware General Corporation Law, the Agreement and Plan of Merger was duly approved by unanimous consent of the board of directors of the Subsidiary Corporation on April 11, 2002, and approval of the shareholders of the Subsidiary Corporation was not required.

TENTH: The effective date of this merger shall be the date of filing the Articles of Merger with the Secretary of the State of Colorado, and upon the filing of a Certificate of Ownership and Merger with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, Crossnet Communications, Inc. and Autovenu, Inc., the companies parties to the merger, have caused this Agreement and Plan of Merger to be signed in their respective company names and on their behalf by the respective management as of the 11th day of April, 2002.

CROSSNET COMMUNICATIONS, INC.               AUTOVENU, INC.



By: /s/ Mark Moldenhauer                    By:  /s/ Mark Moldenhauer
   --------------------------------            ---------------------------------
     Mark Moldenhauer, President                 Mark Moldenhauer, President





                     Plan of Merger Merging Autovenu, Inc.
            into Crossnet Communications, Inc. dated April 11, 2002
                                  Page 2 of 2